SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            June 14, 2007


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2007 at 11:00 A.M., local time, for the following purposes:

     1.  To elect two Class II directors;

     2. To ratify the selection of BDO Seidman, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2007;

     3. To consider, if properly presented at the meeting, a proposal submitted by a shareholder of the Company regarding the composition of the Board of Directors of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                   By Order of the Board of Directors,


                                   JOSEPH M. HARARY, Secretary

Woodbury, New York
April 30, 2007


                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 14, 2007


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 14, 2007, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual
Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director listed below, (ii) for the ratification of the selection of the independent registered public accountants, and (iii) against adoption of the proposal submitted by a stockholder regarding composition of the Board of Directors of the Company. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240
Crossways Park Drive, Woodbury, New York 11797-2033.
Research Frontiers encourages you to communicate with your Company. If you are interested in communicating directly with the entire board of directors of the Company, you may do so by sending an email to Directors@SmartGlass.com and your email will be sent directly to each member of the Company's Board of Directors automatically. On or about May 4, 2007 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 2006, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2007.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 2007 are entitled to vote at the meeting. As of April 18, 2007, the Company had issued and outstanding and entitled to vote 15,348,601 shares of common stock, par value $0.0001 per share
(the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.


     As a shareholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the Meeting. If you are a registered shareholder, you may vote your shares by giving a proxy via mail, telephone or Internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

     If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the Proxy card will vote the proxy in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the Proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the Proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting.
If you wish to give a proxy to someone other than the persons listed on the Proxy card, please cross out the names of the people listed on the Proxy card and add the name of the person holding your proxy.

     If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to "abstain" or "withhold", as the case may be, from voting on an item, your shares will not be voted on that item. Abstentions or withhold votes are not counted in determining the number of shares voted with respect to any nominee for Director or any management or shareholder proposal, but will be counted to determine whether there is a quorum present.

     If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the New York Stock Exchange has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a "broker non-vote." Broker non-votes are only counted in determining whether a quorum is present.

     The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Company's common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

     Directors are elected by a plurality of the votes cast. The management and shareholder proposals described in the Proxy Statement must be approved by a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the outcome.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.


                                            Total      Exercisable Percent
                                          Beneficial   Warrants    of
Name of Beneficial Owner                  Ownership(1) and Options Class

Robert L. Saxe . . . . . . . . . . . .    1,439,528(2)   1,022,293   8.79
Joseph M. Harary . . . . . . . . . . .      479,174(3)     366,000   3.05
Robert M. Budin. . . . . . . . . . . .      252,577        219,700   1.62
Victor F. Keen . . . . . . . . . . . .      377,599        152,200   2.44
Albert P. Malvino. . . . . . . . . . .      231,400        104,700   1.50
Michael R. LaPointe. . . . . . . . . .      129,009(4)     124,500   0.83
All directors and officers
 as a group (6 persons). . . . . . . .    2,768,350(5)   1,989,393  15.97
----------------------------------------
(1) All information is as of April 18, 2007 and was determined in accordance with Rule 13d-3 under the Securities Exchange
    Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power.
    Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240
    Crossways Park Drive, Woodbury, NY  11797.

(2) Includes (i) 2,687 shares of Common Stock owned by Mr.
    Saxe's wife, Marie Saxe; (ii) 66,042 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes 11,400 shares of Common Stock owned by Mr.
    Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(4) Includes 898 shares of Common Stock owned by Mr.
    LaPointe's wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, five Directors constitute the entire Board of Directors of the Company. A majority of the Board of Directors of the Company are independent directors. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class I expires at the 2006 Annual Meeting of Stockholders. The Board of Directors proposes that the nominee described below be elected to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and until the election and qualification of his respective successor. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominee set forth below. Each of the members of the Board of Directors of the Company, including the nominee listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should the nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee.
There is no indication at present that the nominee will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                 Directors Standing for Election

Victor F. Keen

Victor F. Keen, age 66, has been a director of the Company since June 2001, and served as the Company's corporate Secretary from 1987. Mr. Keen is Of Counsel to the law firm of Duane Morris LLP, a law firm with over 500 attorneys and offices in 19 cities throughout the U.S. and Europe. He has served prior thereto as a partner and chairman of Duane Morris' tax department. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School
(1966). Mr. Keen serves as Chairman of the Company's
Compensation Committee.

Albert P. Malvino

Albert P. Malvino, age 76, has been a director of the Company since August 2002 and has also been a member of the Company's Advisory Board since June 2002. Dr. Malvino serves as Chairman of the Company's Nominating Committee. Dr. Malvino trained at the Naval Electronics Technician School and graduated from the University of Santa Clara Summa Cum Laude in 1959 with a B.S. degree in Electrical Engineering. For the next five years, he worked as an electronics engineer at Microwave Laboratories and at Hewlett-Packard while earning his MSEE from San Jose State University in 1964. He then taught at Foothill College for the next four years, wrote five textbooks, and was awarded a National Science Foundation Fellowship in 1968. After receiving a Ph.D.
in Electrical Engineering from Stanford University in 1970, Dr. Malvino embarked on a full-time writing career, creating and revising electronics-technology textbooks now used throughout the world. In 1984, he founded Malvino Inc. to publish animated textbooks and other educational software for electronics. He has written 10 textbooks that are used at universities, technical institutes and corporations worldwide and which have been translated into 20 foreign languages with over 108 editions, and which have sold over 2 million copies.

                  Directors Continuing in Office

Class I-Term Expires at the 2009 Annual Meeting of Stockholders

Joseph M. Harary

Mr. Harary, age 46, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company since 2005 and its corporate Secretary since 2007. Mr. Harary has been counsel to the law firms of Eiseman, Levine, Lehrhaupt & Kakoyiannis, and Kronish, Lieb, Weiner & Hellman
LLP (currently known as Cooley Godward Kronish LLP), both located in New York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner &
Hellman from 1986 to 1990. Mr. Harary graduated Summa Cum
Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia
Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

Class III-Term Expires at the 2008 Annual Meeting of Stockholders

Robert L. Saxe

Mr. Saxe, age 71, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February 2002, and Treasurer from 1966 to 2005. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 74, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.
Mr. Budin serves as Chairman of the Company's Audit Committee.

    The Board of Directors has an Executive Committee composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. The Board of Directors also has an Audit Committee, a Compensation Committee, and a Nominating Committee. The members of each of these three latter committees, Robert M. Budin, Victor F. Keen, and Albert P. Malvino, consists solely of the three non-management directors, each of whom the Board has determined meets the independence requirements under the applicable listing standards of the NASDAQ Capital Market governing the independence of directors. During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004. The complete text of the Audit Committee's current charter is available on Company's Web site at www.SmartGlass.com. The Compensation Committee and Nominating Committee, are not required to, and do not have, written charters.

    The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent registered public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent registered public accountants.

     The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company.

     The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors' selection of nominees for director.

     The Nominating Committee considers candidates for Board membership suggested by its members and by other Board members. Additionally, in selecting nominees for directors, the Nominating Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder on a timely basis and in accordance with the provisions of the Company's by-laws relating to shareholder nominations and as described in "2008 Stockholder Proposals and Director Nominations" below.

     Once the Nominating Committee has identified a prospective nominee, it or a subcommittee of the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the subcommittee with the recommendation of the prospective candidate, as well as the subcommittee's own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Based on the recommendation of the subcommittee, the full committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable Securities and Exchange Commission rules and regulations; the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company's industry; the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

     If the Nominating Committee's internal evaluation is positive, the subcommittee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

     During 2006, the Company's Board of Directors had seven formal meetings and also met ten additional times informally as a Board, the Board's Audit Committee met four times, and the Board's Compensation Committee met twelve times. The
Company's Nominating Committee met once in 2006. No incumbent director attended less than 75% of meetings of the Board of Directors during 2006. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and three of the Company's five directors attended last year's Annual Meeting of Stockholders.

     In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company is Michael R. LaPointe, age 48, who is the Company's Vice President - Marketing since March
2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000. Mr.
LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in
Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period
Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy.

     The Board of Directors recommends a vote FOR election of the two nominees listed above and it is intended that proxies not marked to the contrary will be so voted.

            INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
                             (Item 2)

     The Audit Committee has selected the firm of BDO Seidman, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2007. BDO Seidman, LLP is considered by management to be well-qualified to serve as the Company's independent registered public accountants. We expect that representatives of BDO Seidman, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

BDO Seidman was engaged to be the Company's independent registered public accountants for 2005 and 2006. The following table presents fees paid or accrued for professional audit services rendered by BDO Seidman, LLP for the audit of our annual financial statements for the years ended December 31, 2005 and 2006, and fees billed to us for other services rendered by BDO Seidman, LLP during that period:



                        2006       2005

Audit Fees (1)      $ 89,400   $ 78,000

Audit-Related Fees         0          0

Tax Fees (2)          14,500     13,500

All Other Fees             0          0

    Total           $103,900    $91,500


(1) Audit fees includes the audit of Research Frontiers Incorporated annual financial statements, review of financial statements included in Research Frontiers Incorporated's
       Form 10-Q Quarterly Reports and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2) Tax fees include fees for all services performed by the independent registered public accountants' tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees, has considered whether the provision of the non-audit services described above is compatible with maintaining such accounting firms' independence, and has determined that the provision of such services is compatible with maintaining such accounting firms' independence.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of the accounting firm of BDO Seidman, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2007.

                      Audit Committee Report

  The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities
Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004.
The complete text of the Audit Committee's current charter is available on Company's Web site at www.SmartGlass.com.

  The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is comprised of the independent directors of the Company: Robert
M. Budin, who serves as the Audit Committee's Chairman, Victor
F. Keen and Albert P. Malvino. The Company is not required to have a "financial expert" (as such term is defined by applicable rules) on its Audit Committee, and does not have one because of the simple nature of accounting for the Company's operations as a licensing company. The Company believes that all of the members of its Audit Committee, due to their background and business experience, have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting, and of audit committee functions to perform their duties as an Audit Committee. Part of the Audit Committee's duties specifically include the appointment, compensation and supervision of the Company's accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company's accounting firm. Management is responsible for the Company's internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards of the PCAOB and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

  In connection with these responsibilities, the Audit
Committee met with management and the Company's independent registered public accountants, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2006 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

  The Audit Committee also received written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence
Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants that firm's independence.

  Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

  Based upon the Audit Committee's discussions with management and the independent registered public accountants and the Audit Committee's review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

                           Members of the Audit Committee
                           Robert M. Budin (Chairman)
                           Victor F. Keen
                           Albert P. Malvino

                  SHAREHOLDER PROPOSAL REGARDING
              COMPOSITION OF THE BOARD OF DIRECTORS
                             (Item 3)

The Company has been notified that a shareholder intends to present a proposal for consideration at the Annual Meeting. The shareholder making this proposal has presented the proposal and supporting statement below, and we are presenting the proposal as it was submitted to us. The Company is not responsible for the contents of the shareholder proposal or his supporting statement. We do not necessarily agree with all the statements contained in the proposal and the supporting statement, but we have limited our responses to the most important points and have not attempted to refute all the statements we disagree with. The address and stock ownership of the proponent of this proposal will be furnished by the Company's Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Mr. Barry Kupfer has notified the Company that he intends to present the following proposal for consideration at the Annual
Meeting:

RESOLUTION: Increase the size, experience and independence of the Board of Directors

BE IT RESOLVED:

The shareholders advise the Board of Directors to increase the size of the Board of Directors by two members. They should be qualified independent persons, not currently affiliated with the company (except by being a shareholder if it be the case) or closely related to any existing member or senior management and preferably have relevant experience in managing or directing large corporations and dealing with international licensees similar to those that the company currently has license agreements with.
They should also be significantly below 70 years of age.

Rationale for adoption: The current Board of Directors and company management have brought the company to the point where we are told that SPD film is being produced and developed by large international corporations. It is expected that the licensing revenues generated over the next year and beyond will grow significantly. While we are grateful that we have reached this stage, the time to reach this stage has been much longer than projected. It would be useful to add experienced directors to guide the company through the next phase of its growth. In addition, due to the fact that three of the five members of the board are over 70 years of age, adding younger members to the board would facilitate an easier transition of power should any member leave the board. A similar resolution was withdrawn last year as the company acknowledged that it agrees in concept that it would be beneficial to add experience to the board of directors and it was announced at last years annual meeting that the company is searching for qualified candidates but none have been added. The company should make this a priority and appoint additional directors within six months and submit them for shareholder approval at the next shareholder meeting.

Your Board of Directors recommends a vote AGAINST the above proposal for the following reasons:

Your Company is always looking for ways to improve itself and the quality and effectiveness of its management and employees, including expertise to our Board of Directors. Our Board of Directors has had continual discussions about this and we would welcome the opportunity to consider adding additional candidates with relevant industry experience to our Board of Directors. We are actively looking for such candidates, and would welcome input and suggestions from our shareholders. When we find such qualified candidates willing to serve on our Board, we can increase the size of our Board and appoint them to such new positions. However, we do not believe that Mr. Kupfer's proposal is advisable.

The time limit specified in the proposal is unrealistic in light of the increased difficulty in finding qualified people to serve until the Company is profitable. Over the past two years we have searched for, and continue to search for, additional candidates to add to our Board of Directors, have engaged two consultants to advise the Company on these and other matters, and intend to continue our search. However, neither the Company, nor any of its advisors, believe that there can be any assurance that qualified candidates can be found within the time frame suggested in the proposal.

The shareholder's proposal also implies that the time it has taken to get the Company's SPD light-control film into production could have been shortened had the composition of the Company's Board of Directors included the qualifications outlined in the shareholder's proposed resolution. However, as publicly stated by the Company in the past, the challenges in bringing SPD film into production involved technical issues and not ones relating to the large size or location of licensees, as specified in the shareholder's proposal. The Company is well-capitalized and has used its employees and outside consultants to work on, and solve, these technical issues. Similarly larger teams of people and additional resources at our licensees have also focused on these issues, and it is unrealistic to believe that the composition of the Board of Directors at the Company would have had any effect on the speed in which these issues were addressed and remedied.

There are also practical limitations on the proposal which, even if implemented, would be advisory in nature. The proposal seeks to limit new director to individuals "substantially" (an undefined term) below the age of 70 years old. This reduces the pool of qualified candidates that the Company can select from in supplementing the existing experience of its Board of Directors. Many individuals having desirable qualifications either are, or were, actively engaged in businesses involving bringing new technology products to market and/or doing business with large global corporations. Your Board of Directors believes that it is in the Company's and its shareholders' best interest to be able to select from as wide a group of experienced individuals as possible in choosing new directors.

The Board of Directors recommends a vote AGAINST the above proposal for the reasons described above, and it is intended that proxies not marked to the contrary will be so voted.

                      EXECUTIVE COMPENSATION

  The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year. The dollar value of option awards listed below are estimated values based upon the Black-Scholes valuation method using the assumptions set forth in the Company's Annual Report on Form 10-K for the respective year in question.
                                                   Other
                                                   Annual
Name of Executive and                    Option    Compen-
Principal Positions Year Salary   Bonus  Awards($) sation(1) Total

Robert L. Saxe,     2006 $379,798 $    0 $      0 $24,833 $404,631
Director, Chairman  2005 $400,274 $    0 $225,737 $36,974 $662,985
of the Board        2004 $436,968 $9,454 $      0 $25,210 $471,632

Joseph M. Harary,   2006 $379,798 $54,000 $     0 $43,823 $477,621
Director,President, 2005 $364,140 $50,000 $85,512 $28,011 $527,663
General Counsel,    2004 $364,140 $44,454 $53,667 $28,011 $490,272
Treasurer,Secretary

Michael R. LaPointe 2006 $135,477 $     0 $     0 $ 4,168 $139,646
Vice-President      2005 $129,892 $14,161 $44,099 $ 2,997 $191,149
Marketing           2004 $ 83,602 $15,000 $35,778 $ 4,802 $139,182

(1)  Consists of the payment of accrued but unused vacation.

  Because no stock options were granted to any executive officer during 2006, the table "Grants of Plan-Based Awards" is not included in this Proxy Statement. Since no options were exercised by executive officers during 2006, the table "Option Exercises and Stock Vested" is not included in this Proxy Statement. The Company has no plan providing for pension benefits, non-qualified defined contributions, deferred contributions, or payments upon a change of control of the Company. The following table shows all options outstanding as of the end of 2006 to executives at the Company. All options listed are fully vested and exercisable at year end.

           Outstanding Equity Awards at December 31, 2006

                  Number of
                  Securities
                  Underlying
                  Unexercised     Option    Option    Option
                  Stock Options   Exercise  Grant     Expiration
Name of Executive:(# Exercisable) Price     Date      Date

Robert L. Saxe:       70,000     $ 6.00000  06/12/97  06/11/07
                     120,000     $ 7.15625  06/11/98  06/10/08
                     120,000     $ 7.37500  12/09/98  12/08/08
                     240,000     $ 8.37500  06/10/99  06/09/09
                      48,000     $14.46875  10/12/00  10/11/10
                      48,000     $19.00000  12/15/00  12/14/10
                     120,000     $25.52500  06/14/01  06/13/11
                      60,000     $ 9.94000  09/24/01  09/23/11
                      60,000     $12.77500  06/13/02  06/12/12
                      27,733     $ 6.00000  07/01/05  06/30/15
                      88,560     $11.20000  12/06/05  12/05/15

Joseph M. Harary:     16,100     $ 7.15625  06/11/98  06/10/08
                      70,000     $ 7.37500  12/09/98  12/08/08
                     120,000     $ 8.37500  06/10/99  06/09/09
                      28,000     $14.46875  10/12/00  10/11/10
                      28,000     $19.00000  12/15/00  12/14/10
                      60,000     $25.52500  06/14/01  06/13/11
                      30,000     $ 9.94000  09/24/01  09/23/11
                      35,000     $12.77500  06/13/02  06/12/12
                      15,000     $ 6.17500  12/14/04  12/13/14
                      40,000     $11.20000  12/06/05  12/05/15

Michael R. LaPointe:  50,000     $37.03125  02/22/00  02/21/10
                       1,500     $18.90625  06/08/00  05/22/10
                       1,500     $14.46875  10/12/00  10/11/10
                       1,500     $19.00000  12/15/00  12/14/10
                      15,000     $25.52500  06/14/01  06/13/11
                       7,000     $12.77500  06/13/02  06/12/12
                       7,000     $12.81000  06/12/03  06/11/13
                      10,000     $ 6.17500  12/14/04  12/13/14
                      11,000     $ 6.00000  07/01/05  06/30/15
                      10,000     $ 5.60000  12/06/05  12/05/15

                      Director Compensation

  Because directors fees are paid in stock options and no stock options were granted during 2006, the "Director Compensation" table listing director compensation for the past fiscal year is not included in this Proxy Statement. The Company's policies towards compensation of directors is described below in "Compensation Discussion and Analysis."

               Compensation Discussion and Analysis

  The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Compensation Committee of the Company's Board of Directors, whose names are listed below at the end of their report. The starting point for determining compensation of any executive officer is their historical base salary and prior compensation history. The salaries of all executive officers are also reviewed at least twice annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations, including a review of applicable compensation studies and other reference materials. Members of the Company's Compensation Committee review recommendations made by management of the Company with respect to the compensation of all employees, and without delegation of its duties to others, the Compensation Committee sets the compensation of management of the Company and reports its recommendations to the entire Board of Directors of the Company. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, when stock options are granted, usually all employees of the Company are granted stock options. During 2006, no stock options were granted and all employees employed by the Company at the beginning of 2006 and 2007 received a cost-of-living increase in their base salaries. Also stock options were awarded to all employees and directors of the Company in February 2007 after certain key milestones were achieved and publicly announced relating to production of SPD light-control film and customer adoption of SPD technology in certain end-products . In addition, the President of the Company received bonus compensation during 2006 for the achievement of certain milestones set by the Company's Board of Directors regarding the raising of additional capital to strengthen the financial position of the Company. The President of the Company received a bonus in February 2007 for further achievements regarding such milestone.

  The Board of Directors and the stockholders have adopted a stock option plan which remains in effect. The purpose of this stock option plan is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under this stock option plan will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 720,779 shares of common stock are available for issuance under the Company's stock option plan. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under this stock option plan. The number of stock options granted under such plan is determined based upon factors similar to those described above in connection with the setting of cash compensation. Since the Company's three independent directors each chair one of three committees (Audit, Compensation, or Nominating Committees), and serve as members of the other such committees that they do not so chair, the Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company's
Board of Directors, and to pay each non-employee independent
Director an equal amount (rather than set compensation based upon meetings attended based upon committees served on or chaired). Based upon its review of comparable directors fees paid at other companies, each non-employee independent director annually receives stock options having a Black-Scholes valuation (subject to future modification as a result of prevailing compensation levels and other factors) of approximately $78,000 with respect to service as a Director during 2006.

  The Company's stock option plan is administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin, Mr. Keen and Dr. Malvino, who serve as members of the Company's Stock Option Committee and are also the sole members of the Company's Compensation Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended
(the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1998 Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

  The purchase price of Common Stock subject to each option issued under this stock option plan will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or
(ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under this stock option plan may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value determined on the date of grant of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination. It is currently expected that option grants will be reviewed twice per year.

Employment Arrangements

  The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 10 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $379,798 during 2006 and will receive an annual base salary of $393,091 through December 31, 2007. The
Compensation Committee of the Board of Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000. Compensation Committee Interlocks and Insider Participation
  In 2006, the Compensation Committee of our Board of
Directors consisted solely of independent directors Victor F. Keen, Robert M. Budin and Albert P. Malvino. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee.
No member of the Company's Compensation Committee is a current or former employee of the Company.

                  Compensation Committee Report

  The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

  The Compensation Committee of the Board of Directors of
Research Frontiers Incorporated has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's
Annual Report on Form 10-K for the year ended December 31,
2006.

This report is submitted on behalf of the Compensation Committee.
                 Members of the Compensation Committee
                 Victor F. Keen (Chairman)
                 Robert M. Budin
                 Albert P. Malvino

              Equity Compensation Plan Information

     The following table sets forth information as of December 31, 2006 with respect to shares of the Company's Common Stock that may be issued under the Company's existing Stock Option Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company.

[insert new table heading]


                   Number of Securities   Weighted Average Number of Securities
                   to be Issued Upon       Exercise Price   Remaining Available
                   Exercise of Outstanding  of Outstanding         for
Plan Category      Options and Warrants  Options and Warrants Future Issuance

Equity compensation plans
approved by security holders  3,431,093       $11.72               816,779

Equity compensation plans not
approved by security holders (see
Notes 7(b)(ii) and (c) to the
Company's  12-31-06
financial statements)           409,500       $ 7.73                     0

Total                         3,840,593       $11.29               816,779


                     Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended               Low           High
          March 31, 2005             5.00           6.59
          June 30, 2005              2.76           5.75
          September 30, 2005         2.55           3.50
          December 31, 2005          3.18           7.00
          March 31, 2006             3.59           6.32
          June 30, 2006              3.71           6.49
          September 30, 2006         4.00           5.25
          December 31, 2006          4.05           6.82
          These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

    The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2001 in the Company's Common Stock (REFR), the NASDAQ
Composite (U.S.) Stock Index, and the NASDAQ Electronic
Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date   	  Index       Index     Index
       U.S. NASDAQ Electronics  REFR

12/31/01	$100.00	$100.00	$100.00
01/31/02	$99.24	$105.99	$109.25
02/28/02	$88.92	$83.36	$95.47
03/28/02	$94.75	$94.77	$105.49
04/30/02	$86.88	$85.61	$97.20
05/31/02	$83.05	$83.20	$82.40
06/28/02	$75.52	$62.44	$88.66
07/31/02	$68.63	$58.82	$52.45
08/30/02	$67.90	$55.93	$56.09
09/30/02	$60.60	$44.36	$53.46
10/31/02	$68.87	$52.56	$59.49
11/29/02	$76.55	$67.23	$62.95
12/31/02	$69.13	$53.55	$49.76
01/31/03	$68.38	$53.40	$43.79
02/28/03	$69.34	$57.35	$39.98
03/31/03	$69.54	$54.67	$42.96
04/30/03	$75.86	$62.28	$42.30
05/30/03	$82.53	$71.01	$68.31
06/30/03	$83.85	$70.47	$83.41
07/31/03	$89.63	$80.43	$81.08
08/29/03	$93.54	$88.34	$69.09
09/30/03	$92.32	$85.64	$68.43
10/31/03	$99.75	$98.32	$63.01
11/28/03	$101.23	$103.97	$56.15
12/31/03	$103.36	$103.04	$55.43
01/30/04	$106.43	$105.43	$75.66
02/27/04	$104.43	$99.86	$71.42
03/31/04	$102.65	$95.33	$57.40
04/30/04	$99.25	$86.22	$62.23
05/28/04	$102.54	$94.33	$53.70
06/30/04	$105.69	$94.30	$42.42
07/30/04	$97.63	$81.93	$41.89
08/31/04	$95.24	$73.52	$35.56
09/30/04	$98.08	$72.25	$37.95
10/29/04	$102.05	$77.81	$43.20
11/30/04	$108.34	$78.99	$37.41
12/31/04	$112.49	$81.50	$38.07
01/31/05	$106.64	$75.92	$35.80
02/28/05	$106.03	$78.08	$30.67
03/31/05	$103.33	$76.26	$31.03
04/29/05	$99.57	$73.46	$27.15
05/31/05	$107.27	$82.93	$26.01
06/30/05	$106.84	$80.84	$18.91
07/29/05	$113.66	$84.50	$17.48
08/31/05	$111.85	$81.35	$17.12
09/30/05	$111.94	$80.53	$18.50
10/31/05	$110.50	$76.11	$28.16
11/30/05	$116.53	$83.42	$33.77
12/30/05	$114.88	$80.75	$30.85
01/31/06	$119.95	$84.19	$30.43
02/28/06	$118.76	$84.97	$24.94
03/31/06	$121.86	$86.64	$23.03
04/28/06	$120.90	$86.84	$32.52
05/31/06	$113.60	$78.32	$32.22
06/30/06	$113.60	$77.34	$30.91
07/31/06	$109.27	$71.36	$25.66
08/31/06	$114.12	$80.29	$25.06
09/29/06	$118.05	$82.42	$25.78
10/31/06	$123.83	$85.25	$34.49
11/30/06	$127.07	$90.69	$35.98
12/29/06	$126.21	$88.81	$32.70


2008 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company's 2008 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-Laws and of Rule 14a-8 of the Securities and Exchange Commission. Rule 14a-
8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate
Secretary, by December 31, 2007. Section 2.12 of the Company's
By-Laws (a copy of which is available upon request) set forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Securities Exchange Act of 1934 regardless of whether such person would otherwise be required to file a
Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

    Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.
                             By Order of the Board of Directors


                             JOSEPH M. HARARY,  Secretary
Woodbury, New York
April 30, 2007

    THE COMPANY WILL PROVIDE WITHOUT CHARGE
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM
10-K FOR THE YEAR ENDED DECEMBER 31, 2006
INCLUDING FINANCIAL STATEMENTS AND ANY
SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF
THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A
WRITTEN REQUEST THEREFOR MAILED TO THE
COMPANY'S OFFICES, ATTENTION: ASSISTANT
SECRETARY. REQUESTS FROM BENEFICIAL
STOCKHOLDERS MUST SET FORTH A REPRESENTATION
AS TO SUCH OWNERSHIP ON APRIL 18, 2007.

                       [PROXY CARD - FRONT]

PROXY                RESEARCH FRONTIERS INCORPORATED
         240 Crossways Park Drive, Woodbury, New York 11797-2033
                   THIS PROXY IS SOLICITED ON BEHALF OF
                          THE BOARD OF DIRECTORS
              ANNUAL MEETING OF STOCKHOLDERS - June 14, 2007

    The undersigned hereby appoints Robert L. Saxe and Joseph M.
Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 14, 2007, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated:_______________________________, 2007
___________________________________________
___________________________________________
Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN
IT IN THE ENCLOSED ENVELOPE

                     [PROXY CARD - BACK]

1.  ELECTION OF CLASS II DIRECTORS

NOMINEES: Victor F. Keen and Albert P. Malvino.

[] FOR ALL nominees listed above.

[] FOR ALL nominees listed above
EXCEPT:_________________________________________

(Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

[] WITHHOLD AUTHORITY to vote for all nominees listed above.

2.  RATIFICATION OF THE SELECTION OF BDO SEIDMAN,
    LLP AS INDEPENDENT REGISTERED PUBLIC
    ACCOUNTANTS OF THE COMPANY FOR THE FISCAL
    YEAR ENDING DECEMBER 31, 2007.

[] FOR RATIFICATION []AGAINST RATIFICATION []ABSTAIN

3.       ADOPTION OF PROPOSAL BY A SHAREHOLDER OF THE
         COMPANY REGARDING THE COMPOSITION OF THE
         BOARD OF DIRECTORS OF THE COMPANY.

[] FOR ADOPTION [] AGAINST ADOPTION [] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST THIS PROPOSAL 3.

4. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR the nominee listed above and FOR APPROVAL of Proposal 2 and AGAINST approval of Proposal3.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 14, 2007.

     Yes  [   ]          No  [   ]